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Crystal Decisions, Inc.

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Filed by Crystal Decisions, Inc.
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Commission File No.: 000-31859

     On July 18, 2003 Business Objects, S.A. and Crystal Decisions, Inc. entered into an Agreement and Plan of Merger. The following is a series of questions and answers about the merger, which was posted on the internal web site of Crystal Decisions on July 25, 2003.

Crystal Decisions and Business Objects Agreement
Employee FAQ

TRANSACTION GENERAL

What is this transaction?

On Friday, July 18, 2003, Business Objects and Crystal Decisions signed an agreement for Business Objects to acquire Crystal Decisions for $300 million in cash and 26.4 million shares. As of July 18, 2003, when the transaction was announced, it was valued at $820 million. This agreement makes the new company a leader in Business Intelligence. This transaction is expected to close in mid fourth quarter of calendar 2003. The timing of the closing depends on the approval of Business Objects’ shareholders and various governmental approvals and filings, including anti-trust, U.S. securities filings and French securities filings.

Why did we do this transaction?

With this agreement, our combined company will have the strongest and most complete product line and a very powerful range of sales channels in the Business Intelligence industry.

How was Business Objects chosen, are they the right partner?

Business Objects and Crystal Decisions are extraordinarily complementary companies. This includes our respective product, technology perspectives, our overall business strategies and our unique yet similar corporate cultures. The Crystal Decisions board of directors and executive management team considered a number of different alternatives for Crystal to implement its strategy and concluded that the transaction with Business Objects is the best and fastest way to realize Crystal Decisions’ long term company goal of becoming a publicly traded, market leading company in Business Intelligence.

What will the combined company be called?

The combined company will be called Business Objects, S.A.

What happens next?

Due to US and other anti-trust legislation and regulations, Business Objects and Crystal Decisions must continue to act as separate companies until the transaction closes which is expected to occur during the middle or end of the last quarter of calendar 2003. Before the closing, we continue to conduct ‘business as usual’ with all roles, reporting relationships, processes and projects continuing as is. Continued focus on execution and hitting our revenue number remains paramount.

While there will be a joint integration team formed to begin planning for operational synergies and merging of functions, there can be no joint work beyond that.

Who is leading the integration efforts?

The Integration Office will be led by the leaders of HR in both organizations – Jonathan Schoonmaker, VP of HR at Business Objects, and Matthew Handford, VP of HR at Crystal Decisions. The role of the Integration Office will be to help the two companies combine their strengths, identify synergies, develop the new organization structure and communicate efforts to the employees of both companies. There will be specific integration teams formed to manage the product, field and corporate services integrations. Details on the teams, how they will work and how they will communicate progress will be rolled out in the coming weeks.

How will the combined company be structured?

The structure of the combined company is not clear at this point. The Integration Office will be working diligently throughout the next few months to develop these plans. As soon as information is available and can be disclosed, employees will be informed.

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Who will be the CEO for the combined organization?

Jon Judge and Bernard Liautaud will continue to run Crystal Decisions and Business Objects, respectively, through the close of the transaction. Post-closing, Bernard Liautaud will be Chairman and CEO of the combined companies.

Who will be on the executive committee of the new company?

Decisions about who will be in executive leadership positions will be communicated after the close of the transaction.

Who will be on the Board of Directors?

The current members of the Business Objects board of directors will continue post-closing. In addition, Dave Roux, a director of Crystal, will join the board of the combined company and another director who meets the independence criteria of the Nasdaq National Market will join the board of the combined company.

What about Crystal Decisions’ IPO?

Pending the closing of the Business Objects’ transaction, Crystal Decisions’ plan to undertake an initial public offering of its common stock will be put on hold. Our goal has always been to become the number one, publicly traded company in BI. Together with Business Objects, we are realizing our goal, albeit in a different way than originally planned. By combining, we believe that we will be able to provide customers with an appealing broad and deep single provider BI solution and deliver value for our stockholders. We are combining the best of breed product, technologies and talent of our two companies.

Who will I work for after the transaction closes?

Once the transaction closes, Crystal Decisions employees will become Business Objects employees. As the Integration Office goes through its planning, senior management from both companies will make decisions regarding leadership roles, and these roles will be announced as soon as possible after the transaction closes.

Will teams/departments be relocated?

The Integration Office will be focused on determining how to most effectively align and locate teams in order to ensure the long-term success of the organization.

Will we close Crystal Decisions’ sites?

At this time there are no plans to close any Crystal Decisions sites.

Where will the new company be headquartered?

Business Objects is operationally headquartered in San Jose, CA and legally headquartered in Paris, France. The combined company will continue to be headquartered in Paris and San Jose. One of Business Objects’ core values is to foster a strong transnational identity with significant operations in Paris, San Jose and other key areas worldwide. This parallels Crystal’s approach to our global workforce.

INTEGRATION OF TWO COMPANIES

Will there be a process to adopt best practices?

Yes. Each company has strengths that will be capitalized on going forward. For example, Business Objects and Crystal Decisions are both going through an ERP implementation and best practices from both organizations will be adopted to ensure a smooth transition. The good news is that we both use the same ERP product. Other areas such as sales force automation, product development methodologies, and more will be looked at to ensure we adopt best practices.

What is the strategy for product integration and what is the timeline?

As mentioned above, we are legally required to continue to operate ‘business as usual’ until the transaction closes. Both companies are committed to their current product road map and the Version 10s of Crystal products will be released as planned. Post-closing, a Product Integration Team will be formed

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with representatives from both companies. The team will focus on the product road map and will work over the coming months to define and set objectives for a combined product strategy. As decisions are made around product integration, employees will be informed as soon as possible.

What is the field integration strategy?

There will be no changes to the field efforts prior to closing of the transaction other than a redoubling of our efforts to deliver our results. Over the next few months, the two companies must continue to operate as distinct and independent companies. As part of the Integration Office, a Field Integration team will be formed and the specific field organization will be announced after transaction closing. Combined we will have a powerful sales force with the most complete product portfolio in the BI market.

How will capital investment decisions be made prior to transaction close?

Each company will continue to make separate decisions on capital investments. While closer scrutiny of capital expenditures will occur, each company must still make the necessary investments to focus on revenue attainment and customer satisfaction.

Is there a hiring freeze?

Each company will continue to hire, but in a very focused and judicious way, based upon its own independent decision making criteria. We expect that each company will be reviewing their approved requisitions to see which are critical to hire now and which can be deferred to a later date once integration plans are made.

What will happen with our ERP and other internal IT infrastructure?

As part of the integration process, ERPs and other IT infrastructures at both companies will be looked at to identify synergies. Once these have been found, the integration team will decide how to best leverage our combined IT infrastructure. For example, both Business Objects and Crystal Decisions use the same ERP vendor. During the next few months, there will be an Integration Team that will look at how to accelerate the continuing implementation of ERP modules that support the combined business going forward.

What happens to the Crystal brand?

The Crystal brand is one of the company’s major strengths, particularly within the IT community. Business Objects has stated it believes that part of Crystal’s value is the brand name.

What does this mean to the Crystal Decisions Foundation?

All funds donated that have been endowed to date are community assets and are managed by community foundations. The advantage of an endowment is that the endowed money lives in perpetuity. This preserves our giving and ability to provide access to education for children living in poverty between the ages of 3 and 18.

HR AND OUR OPTIONS

What is going to happen to my job?

Until the transaction closes we anticipate no changes in organizational structure other than those occurring in the ordinary course of business. The integration of two companies will create some duplication and we will need to make decisions about how to position the combined organization effectively after the closing of the transaction for future success. Once the transaction closes, we will endeavor to communicate decisions around organizational structure and process with employees.

What happens to my stock options?

In general, at the time the transaction closes, your Crystal Decisions stock options will become options for Business Objects shares in such a way that the economic value of your existing Crystal Decisions stock options will be preserved. The vesting schedule for the converted Business Objects options will remain the same as the original Crystal Decisions options. Due to legal and regulatory requirements, options granted under the UK Sub-Plan (generally grants made to UK employees from November 1999 to

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November 2000) or options granted to non-employee directors or employees of Seagate Technology will be treated differently (see question below).

How will my Crystal Decisions options be converted into Business Objects options?

An option exchange ratio will be set at the close of the transaction that will determine the number of Business Objects stock options that you will receive and the exercise price for each converted option grant. The number of Business Objects options that you will receive will be equal to the number of Crystal Decisions options you have multiplied by the option exchange ratio, rounded down to the nearest whole option. The exercise price will be equal to your Crystal Decisions option’s exercise price divided by the option exchange ratio, rounded up to the nearest penny. The math works in such a way that the total exercise cost of your new Business Objects stock options will be equal to the total exercise cost of your former Crystal Decisions stock options.

How will the ‘option exchange ratio’ be determined?

The ‘option exchange ratio’ will be set when the transaction closes. The ‘option exchange ratio’ is equal to the closing value of Crystal Decisions stock divided by the closing value of Business Objects shares.

The closing value of Business Objects shares will be calculated as the average closing sale price of Business Objects shares on the Nasdaq for the 10 trading days ending on, and including, the third trading day prior to the transaction close date.

The value of Crystal Decisions stock was approximately US $10 per share when the transaction was announced. Now that we have signed the deal with Business Objects, the value of Crystal Decisions will be based on the value of the transaction (approximately 26.4 million Business Objects shares plus $300 million cash) plus the received and expected exercise proceeds from outstanding Crystal Decisions options. Given the structure of the deal, the value of Crystal Decisions will largely be based on the fair-market trading price of Business Objects shares. When the Business Objects share price increases, Crystal Decisions stock price also increases and we realize a greater gain in our option value. It is more critical than ever that we continue to focus on execution and driving revenue. The value of our options depends on our hitting our revenue targets and maintaining our profitability margins in Q1 and Q2.

How do I calculate the exchange ratios that will be used?

The exact formulas for the exchange ratios are complex and not easily explained within this Q&A. They are included in the deal agreement that will be filed shortly and will then be available publicly on the SEC website. The final calculations used will be communicated to employees at the time the transaction closes.

How and when will I know the details of my converted Business Objects stock option grants?

Shortly after the closing of the transaction, you will receive information confirming the details of your converted Business Objects stock option grants, including converted number of options and exercise price.

How and when can I exercise my options and sell the shares that I acquire in a public market?

As always, you are able to exercise your vested options at any time. If you exercise your stock options prior to the transaction close, you will receive Crystal Decisions stock. Upon the transaction closing, these Crystal Decisions shares will be converted into Business Objects shares and cash. At the transaction close, in general, unexercised Crystal Decisions stock options will become options for Business Objects shares. Vested options can then be exercised for Business Objects shares. All remaining unvested options will continue to vest according to your existing Crystal Decisions vesting schedule.

Will there be restrictions on selling Business Objects shares after the transaction closes?

After the close of the transaction, Crystal Decisions employees will be subject to the same trading restrictions of Business Objects shares as existing Business Objects employees. Employees that have material nonpublic information may have additional restrictions put on their ability to trade. Information on Business Objects trading policy will be communicated at the time the transaction closes.

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What happens if I have options granted under the UK Sub-Plan, (generally grants made to UK employees from November 1999 to November 2000)?

Due to legal and regulatory requirements, Crystal Decisions stock options granted under the UK Sub Plan or granted to non-employee directors or employees of Seagate Technology cannot be converted into Business Objects stock options. Instead, individuals will have the opportunity to exercise these option grants in full, including all unvested shares, prior to the close of the transaction. Once the Business Objects transaction closes, individuals will no longer be able to exercise these option grants. However, after exercising these options prior to the transaction close, individuals will hold Crystal Decisions stock and will be treated in the same manner as other Crystal Decisions stockholders. These individuals will receive generally the same economic benefit for these options in the transaction as all other optionees. Individuals that have an option grant(s) that meets the above criteria will be contacted separately and provided with more detailed information on what will happen to these options closer to the transaction close date.

What if I own Crystal Decisions stock prior to the close of the transaction?

At the transaction’s close, Crystal Decisions stockholders will receive Business Objects shares and a cash payment. A “common stock exchange ratio” and a “per share cash consideration amount” will be set at the close of the transaction and will determine the number of Business Objects shares and per share cash payment you will receive. Note that the “common stock exchange ratio” will be different than the “option exchange ratio” because optionees will only receive shares and will not receive cash. The economic value in both situations is the same.

Do I get cash for my options as well?

No. Individuals with Crystal Decisions stock options that will be converted to Business Objects stock options will not receive any cash. The $300 million in cash that Business Objects will pay Crystal Decisions stockholders as part of the transaction is included in the valuation of the company. This in turn is reflected in the option exchange ratio that will be used to convert Crystal Decisions stock options into Business Objects stock options. As above, the economic value is the same whether or not you have Crystal Decisions shares or options at the time the transaction closes.

Is there a difference in the economic value received for a share vs. an option?

No. At the time of the transaction, the economic value of a Crystal Decisions common share is the same as a Crystal Decisions stock option.

Is there a reason to exercise my Crystal Decisions options now?

Crystal Decisions cannot provide employees with personal tax or financial advice. Everyone’s situation is different and it is up to each employee to manage their own personal financial situation and make their own decisions.

Why was there no general immediate vesting of all options?

Both Crystal Decisions and Business Objects have employee stock option programs as part of their long-term compensation and employee retention strategies. As both CEOs believe that their companies’ best assets are their people, it was in the best interest of the future combined entity that Crystal employees continue on their existing vesting schedules rather than provide general acceleration of option vesting.

What is the status of Crystal Decisions’ reverse split?

We are no longer intending to complete the reverse split. The reverse split was tied to our potential IPO and as we are not pursuing the IPO at this time, the reverse split will also not go forward.

Can I buy Business Objects shares prior to the transaction closing?

Crystal Decisions employees with material nonpublic information about Business Objects or Crystal Decisions (such as information about our quarterly financial results beyond what we have disclosed in our press release) should not purchase or sell Business Objects shares as they may violate US and French insider trading laws. If you think you might be in possession of material, nonpublic information, you must clear any potential trade of Business Objects shares with the Legal Department.

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Will my benefits stay the same once I’m employed by Business Objects?

As part of the integration efforts we will be determining how best to transition all employees onto consistent country benefit plans with the objective of maintaining existing benefit coverage levels as much as possible. For service-related benefits, Business Objects will recognize the service history for all Crystal Decisions employees.

Does Business Objects have an Employee Stock Purchase Program and will Crystal Employees be able to participate?

Business Objects does have an Employee Stock Purchase Program for which Crystal Decisions employees will be eligible; however, the details around when we can participate are still to be determined.

How will this impact my visa status?

This transaction should not impact your current visa status, or impact any current pending visa applications. More details on this will be discussed with each individual as the need arises.

COMMUNICATIONS

What can I say externally about this transaction?

Partner and Customer messaging has been developed and distributed to sales managers and will be available on MILO or from Internal Communications. Unlike the IPO, you may discuss public details of this transaction with family, friends, or your personal financial planners. You cannot discuss material, non-public information. It is strongly advised that you avoid speculating on what may or may not happen. However, as always, do not talk to the press about this transaction. Please direct all press inquiries to Ian Galbraith, Manager, PR and all Financial Analyst/Investor inquiries to Caroline Hughes, VP of Investor Relations.

What can I say internally about this transaction?

You can talk freely about this transaction with fellow employees. However, it is strongly advised that you avoid speculating on what may or may not happen. Information will be communicated to you via the normal communications channels such as MILO, email and team meetings as it becomes available. In the interim it is critical that we remain focused on the business at hand, which is ensuring we hit our Q1 and Q2 numbers to ensure maximum value for our options.

What can employees do?

•	Continue to compete aggressively with all competitors, including Business Objects, as if the plan of acquisition had not been announced.

•	Stay focused on our customers and partners — continue building close relationships.

•	Lead with Crystal Decisions products and services.

•	Assure customers that all customer commitments made by Crystal Decisions, including contracts and product and services warranties, will be honored according to their terms.

•	Use only the approved materials and guidelines on Milo to communicate with and answer questions from customers and partners.

What can’t employees do?

•	Speculate on future product offerings, future organizational changes, or business practices.

•	Contact your counterpart at Business Objects or make joint sales calls.

•	Exchange customer and pricing/cost data.

•	Coordinate pricing, selling, marketing, customer solicitation or competitive-strategy activities

     Above all, remain focused on your work. If you become distracted and stop giving 100% during this period, it will negatively impact our results. We absolutely want to keep momentum going and leverage that momentum following the closing of the transaction.

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     Additional Information About the Proposed Acquisition and Where to Find It

     Business Objects and Crystal Decisions intend to file with the SEC a joint proxy statement/prospectus/information statement and other relevant materials in connection with the proposed acquisition of Crystal Decisions by Business Objects. The joint proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. Investors and security holders of Business Objects and Crystal Decisions are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available because they will contain important information about Business Objects, Crystal Decisions and the proposed acquisition. The joint proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

     Forward-Looking Statements

     This document contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition of Crystal Decisions by Business Objects and Crystal Decision’s strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the reaction of customers of Crystal Decisions and Business Objects to the transaction; Business Objects’ ability to successfully integrate Crystal Decisions’ operations and employees; Business Objects’ ability to transition Crystal Decisions’customers; the introduction of new products by competitors or the entry of new competitors into the markets for Crystal Decisions and Business Objects products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Crystal Decisions’ business and financial results is included in Crystal Decisions’ Annual Report on Form 10-K for the fiscal year ended June 28, 2002, Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003 and Crystal Decisions’ Registration Statement on Form S-1 and all amendments thereto, initially filed by Crystal Decisions on May 23, 2003, including (without limitation) under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. Crystal Decisions assumes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.